Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq GM: OCC)
www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2012 FINANCIAL RESULTS

OCC® Achieves Highest Net Sales in Company History

for the Third Consecutive Year

ROANOKE, VA, December 20, 2012 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fourth quarter and fiscal year ended October 31, 2012.

The Company achieved increases in net sales, gross profit and net income both during the fourth quarter of fiscal year 2012 and during fiscal year 2012, when compared to the same periods last year.

OCC’s consolidated net sales for fiscal year 2012 were $83.5 million—the highest in the Company’s history and exceeding the records for consolidated net sales previously set in fiscal years 2011 and 2010.

Fourth Quarter 2012 Financial Results

OCC’s consolidated net sales increased 12.5% to $22.1 million for the fourth quarter of fiscal 2012, compared to consolidated net sales of $19.7 million for the fourth quarter of fiscal year 2011. The increase in net sales during the fourth quarter of fiscal 2012 was attributable primarily to increased sales of the Company’s fiber optic cable products.

Optical Cable Corp. – Fourth Quarter 2012 Earnings Release

OCC achieved increased net sales growth both in the United States and internationally during the fourth quarter of fiscal 2012, compared to the same period last year. Net sales to customers in the United States increased 14.5% and net sales to customers outside of the United States increased 6.3% as compared to the prior year period.

Gross profit increased 4.6% to $7.8 million in the fourth quarter of fiscal 2012, compared to $7.4 million in the fourth quarter of fiscal year 2011. Gross profit margin, or gross profit as a percentage of net sales, decreased to 35.0% in the fourth quarter of fiscal 2012 from 37.7% for the same period last year.

OCC recorded net income attributable to the Company of $435,000, or $0.07 per basic and diluted share, for the fourth quarter of fiscal 2012, compared to $236,000, or $0.04 per basic and diluted share, for the fourth quarter of fiscal 2011.

Fiscal Year 2012 Financial Results

OCC’s consolidated net sales increased 13.9% to $83.5 million for fiscal 2012, compared to net sales of $73.3 million for fiscal 2011. The increase in net sales was primarily attributable to increased sales of the Company’s fiber optic cable products. Net sales to customers in the United States increased 11.6% and net sales to customers outside of the United States increased 21.1% as compared to the prior year period.

Gross profit increased 20.0% to $31.6 million in fiscal 2012, compared to $26.3 million in fiscal 2011. Gross profit margin increased to 37.8% in fiscal 2012 from 35.8% in fiscal 2011.

OCC recorded net income attributable to the Company of $2.7 million, or $0.43 per basic and diluted share, for fiscal year 2012, compared to $666,000, or $0.11 per basic and diluted share, for fiscal year 2011.

During fiscal year 2012, OCC generated positive cash flow from operating activities, with net cash provided by operating activities of $2.0 million. OCC also purchased and retired 267,000 shares of common stock and declared regular quarterly dividends to shareholders totaling $0.06 per share during the year.

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “We are pleased that we extended our track-record of success in fiscal year 2012, despite continued macroeconomic and market weakness. Our record sales and earnings performance reflect the continued successful execution of our long-term strategy, which includes product line expansion, product innovation and a focus on providing comprehensive customer solutions, and also reflect the strength of OCC’s operating leverage.”

Mr. Wilkin added, “OCC has a solid balance sheet, which together with the Company’s outstanding financial and operational performance, enabled us to increase the return of capital to shareholders through our quarterly dividend and share repurchase programs in fiscal year 2012. Looking ahead to fiscal year 2013, we are confident that we have the right strategies in place to continue winning new business and creating shareholder value.”

Optical Cable Corp. – Fourth Quarter 2012 Earnings Release

Conference Call Information

As previously announced, OCC will host a conference call today, Thursday, December 20, 2012, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through December 27, 2012, by dialing (855) 859-2056 or (404) 537-3406, pass code 80795901. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, wireless distributed antenna systems, fiber optic reels and accessories and other cable and connectivity management accessories. OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its military and harsh environment connectivity products and systems at its Dallas facility which is ISO 9001:2008 registered and MIL-STD-790F certified.

Optical Cable Corporation, OCC, Procyon, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Optical Cable Corp. – Fourth Quarter 2012 Earnings Release

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2012 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2012	2011	2012	2011

Net sales	$22,134	$19,667	$83,523	$73,339
Cost of goods sold	14,379	12,253	51,970	47,048

Gross profit	7,755	7,414	31,553	26,291

SG&A expenses	7,027	6,880	27,300	25,169
Royalty (income) expense, net	10	(138)	(299)	(783)
Amortization of intangible assets	34	108	134	431

Income from operations	684	564	4,418	1,474

Interest expense, net	(123)	(145)	(550)	(620)
Other, net	20	(14)	16	1

Other expense, net	(103)	(159)	(534)	(619)

Income before income taxes	581	405	3,884	855

Income tax expense	193	224	1,258	398

Net income	$388	$181	$2,626	$457

Net loss attributable to noncontrolling interest	(47)	(55)	(123)	(209)

Net income attributable to OCC	$435	$236	$2,749	$666

Net income attributable to OCC per share: Basic and diluted	$0.07	$0.04	$0.43	$0.11

Weighted average shares outstanding: Basic and diluted	6,475	6,302	6,456	6,305

Cash dividends declared per common share	$0.015	$0.01	$0.06	$0.04

—MORE—

Optical Cable Corp. – Fourth Quarter 2012 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2012	October 31, 2011
Cash	$591	$1,092
Trade accounts receivable, net	12,601	10,798
Inventories	18,464	16,497
Other current assets	3,109	3,136

Total current assets	34,765	31,523
Non-current assets	12,997	13,422

Total assets	$47,762	$44,945

Current liabilities	$7,927	$8,197
Non-current liabilities	9,800	9,025

Total liabilities	17,727	17,222
Total shareholders’ equity attributable to OCC	30,644	28,209
Noncontrolling interest	(609)	(486)

Total shareholders’ equity	30,035	27,723

Total liabilities and shareholders’ equity	$47,762	$44,945

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